Exhibit 99.1

OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2014 FINANCIAL RESULTS

Atlanta, Georgia February 10, 2015 -- OCI Resources LP (NYSE: OCIR) today reported its financial and operating results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Year Ended 2014 Financial Highlights:

•	Net sales of $126.0 million increased 7.1% over the prior-year fourth quarter; year-to-date net sales of $465.0 million increased 5.2% over the prior year.

•	Adjusted EBITDA of $34.8 million increased 7.7% over the prior-year fourth quarter; year-to-date Adjusted EBITDA of $120.5 million increased 15.4% over the prior year.

•	Earnings per unit was $0.68 in the fourth quarter, an increase of 9.7% over the prior-year fourth quarter of $0.62; $2.23 year-to-date.

•	Quarterly distribution declared per unit of $0.5315, increased 6.3% over the prior-year fourth quarter.

•
Distributable cash flow of $14.3 million increased 8.3% over the prior-year fourth quarter; $53.1 million year-to-date. The distribution coverage ratio was 1.35 for the fourth quarter; 1.29 year-to-date.

2015 Outlook:

•	We expect our volume sold to increase 2% to 4%.

•	We expect our international realized prices to rise 3% to 5%.

•	Expansion capital expenditures are planned to be $18 to $25 million as we continue to focus on de-bottlenecking our operation to produce additional volume.

•	Maintenance of business capital expenditures are planned to be in the range of $14 to $17 million.

Financial Highlights	Three Months Ended December 31,			Years Ended December 31,
($ in millions, except per unit amounts)	2014	2013	% Change	2014	2013	% Change

Soda ash volume sold (millions of short tons)	0.686	0.658	4.3%	2.548	2.492	2.3%
Net sales	$126.0	$117.6	7.1%	$465.0	$442.1	5.2%
Net income	$27.6	$25.4	8.7%	$91.9	$70.6	30.2%
Net income attributable to OCIR (1)	$13.5	$12.5	8.0%	$44.5	$26.3	69.2%
Basic and Diluted Earnings per Unit (1)	$0.68	$0.62	9.7%	$2.23	$0.65	243.1%
Adjusted EBITDA (2)	$34.8	$32.3	7.7%	$120.5	$104.4	15.4%
Adjusted EBITDA attributable to OCIR(2)	$17.3	$16.2	6.8%	$59.7	$47.1	26.8%
Distributable cash flow attributable to OCIR(2)	$14.3	$13.2	8.3%	$53.1	$14.0	279.3%
(1) Net income attributable to OCIR and earnings per unit, for year ended December 31, 2013, is subsequent to initial public offering

(2) See non-GAAP reconciliations
Kirk Milling, CEO, commented “We are pleased in the way we finished up our first full year as a public company as we ended the year with the highest volume sold in the company's history. The higher volume combined with improved global pricing led to a 15% improvement in our Adjusted EBITDA."

"We remain very focused on executing our organic growth plans and are targeting to increase our distributions in 2015 as a result by approximately 3 to 6%. Our outlook is for sales and EBITDA growth to be driven by additional volume produced from our de-bottlenecking projects, continued improvement in global pricing and lower energy prices. We may experience some cost headwind in the form of strengthened dollar to euro rates, higher pension expenses and slightly higher freight expenses."

FOURTH QUARTER AND YEAR ENDED 2014 FINANCIAL AND OPERATING RESULTS

Three Months Ended December 31, 2014 compared to Three Months Ended December 31, 2013

Net sales

A summary of net sales, sales volumes and average sales price, and the percentage change between the periods, is as follows:

	Three Months Ended December 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2014	2013

Net sales:
Domestic	$45.0	$47.7	(5.7)%
International	$81.0	$69.9	15.9%
Total net sales	$126.0	$117.6	7.1%
Sales volumes:
Domestic (thousands of short tons)	189.7	195.3	(2.9)%
International (thousands of short tons)	495.9	462.3	7.3%
Total soda ash volume sold (thousands of short tons)	685.6	657.6	4.3%
Average sales price (per short ton):
Domestic	$237.23	$244.00	(2.8)%
International	$163.38	$151.25	8.0%
Average	$183.82	$178.80	2.8%
Percent of net sales:
Domestic sales	35.7%	40.6%
International sales	64.3%	59.4%
Total percent of net sales	100.0%	100.0%

Our net sales increased by 7.1% to $126.0 million for the three months ended December 31, 2014 compared to $117.6 million for the three months ended December 31, 2013, driven by increases in both international average sales price of 8.0% and volumes sold of 7.3%, partly offset by decreases in both domestic volumes sold and average sales price of 2.9% and 2.8%, respectively.

Operating costs and expenses

Our cost of products sold, including depreciation, depletion and amortization expense, increased 4.1% to $91.0 million for the three months ended December 31, 2014 from $87.4 million for the three months ended December 31, 2013, due primarily to increases in both natural gas prices and freight costs during the period.
Our selling, general and administrative expenses increased 71.4% to $6.0 million for the three months ended December 31, 2014, from $3.5 million for the three months ended December 31, 2013, primarily due to higher shared services expenses and increased compliance costs in the current quarter compared to prior-year fourth quarter.

Year Ended December 31, 2014 compared to Year Ended December 31, 2013

Net sales

A summary of net sales, sales volumes and average sales price, and the percentage change between the periods, is as follows:

	Years Ended December 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2014	2013

Net sales:
Domestic	$194.8	$195.1	(0.2)%
International	$270.2	$247.0	9.4%
Total net sales	$465.0	$442.1	5.2%
Sales volumes:
Domestic (thousands of short tons)	817.8	802.6	1.9%
International (thousands of short tons)	1,730.5	1,689.6	2.4%
Total soda ash volume sold (thousands of short tons)	2,548.3	2,492.2	2.3%
Average sales price (per short ton):
Domestic	$238.20	$243.05	(2.0)%
International	$156.16	$146.23	6.8%
Average	$182.49	$177.41	2.9%
Percent of net sales:
Domestic sales	41.9%	44.1%
International sales	58.1%	55.9%
Total percent of net sales	100.0%	100.0%
Our net sales increased by 5.2% to $465.0 million for the year ended December 31, 2014 from $442.1 million for the year ended December 31, 2013, driven by increases in both international average sales price of 6.8% and total volumes sold of 2.3%, partly offset by a decrease in domestic average sales price of 2.0%.
Operating costs and expenses

Our cost of products sold, including deprecation and amortization expense, decreased by 0.4% to $347.7 million for the year ended December 31, 2014 from $349.0 million for the year ended December 31, 2013, primarily driven by a decrease in depreciation and amortization expense during the year 2014 compared to 2013.
Our selling, general and administrative expenses increased 53.8% to $20.3 million for the year ended December 31, 2014 from $13.2 million for the year ended December 31, 2013, primarily due to higher shared services expenses and increased compliance costs in 2014 compared to 2013.
Our loss on disposal of assets of $1.0 million for the year ended December 31, 2014, relates to the disposal of one asset which was replaced, and the write-off of canceled or abandoned capital projects.
Our total other non-operating expense increased to $4.1 million for the year ended December 31, 2014, compared to $2.2 million for the year ended December 31, 2013, primarily due to the interest expense recorded during 2014 related to our July 2013 debt restructuring and the resulting higher average principal balance of our long-term debt during 2014 versus 2013.
The Partnership is a limited partnership and generally is not subject to federal or certain state income taxes. The Predecessor was subject to income tax and was included in the consolidated income tax returns of OCI Enterprises Inc. Income taxes were allocated to the Predecessor based on separate-company computations of income or loss. The income tax expense for the period ended December 31, 2013 are those of the Predecessor.

CAPEX AND ORE TO ASH RATIO
The following table summarizes our capital expenditures (including accruals) and ore to ash ratio for the three months and years ended December 31, 2014 and 2013 in the table below:

($ in millions, except for ratio data)	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Capital Expenditures
Maintenance	$5.9	$4.8	$10.4	$14.3
Expansion	8.4	1.5	20.0	2.7
Total	$14.3	$6.3	$30.4	$17.0

Operating and Other Data:
Ore to ash ratio (1)	1.53: 1.0	1.62: 1.0	1.52: 1.0	1.62: 1.0

(1) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.
The increase in capital expenditures during 2014 compared to 2013 is driven by the increased planned expansion projects to improve our operating capacity levels.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Cash provided by operating activities increased 5.8% to $106.1 million during the year ended December 31, 2014 from $100.3 million during the year ended December 31, 2013, primarily driven by an increase of 30.2% in net income during 2014, partially offset by cash flows used in working capital of $9.8 million during the year ended December 31, 2014 compared to $5.5 million of cash flows provided from working capital in the prior year.

Quarterly Distribution
On January 16, 2015, the Partnership declared its fourth quarter 2014 quarterly distribution of $0.5315 per unit. This represents an increase of 1.24% over the last quarterly distribution and an increase of 6.3% over the distribution declared in the fourth quarter of 2013. The quarterly cash distribution is payable on February 13, 2015 to unitholders of record on January 30, 2015.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, February 11, 2015 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 54295991. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 54295991, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
OCI Resources LP owns a controlling interest comprised of a 51% membership interest in OCI Wyoming. Natural Resource Partners LP ("NRP") owns a non-controlling interest consisting of a 49% membership interest in OCI Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
($ and units outstanding in millions, except per unit data)	2014	2013	2014	2013

Net sales	$126.0	$117.6	$465.0	$442.1
Operating costs and expenses:
Cost of products sold	85.1	81.6	325.3	325.1
Depreciation, depletion and amortization expense	5.9	5.8	22.4	23.9
Selling, general and administrative expenses	6.0	3.5	20.3	13.2
Loss on disposal of assets, net	—	—	1.0	—
Total operating costs and expenses	97.0	90.9	369.0	362.2
Operating income	29.0	26.7	96.0	79.9
Other income/(expenses):
Interest expense	(1.3)	(1.1)	(5.2)	(2.9)
Other, net	(0.1)	(0.2)	1.1	0.7
Total other income/(expense), net	(1.4)	(1.3)	(4.1)	(2.2)
Income before provision for income taxes	27.6	25.4	91.9	77.7
Provision for income taxes	—	—	—	7.1
Net income	$27.6	$25.4	$91.9	$70.6
Net income attributable to non-controlling interest	14.1	12.9	47.4	44.3
Net income attributable to OCI Resources LP	$13.5	$12.5	$44.5	$26.3
Less: Predecessor net income prior to initial public offering on September 18, 2013	—	—	—	13.3
Net income attributable to OCI Resources LP subsequent to initial public offering	$13.5	$12.5	$44.5	$13.0
Other comprehensive (loss)/income:
Income (loss) on derivative financial instruments	(0.3)	(0.2)	(0.2)	—
Comprehensive income	27.3	25.2	91.7	70.6
Comprehensive income attributable to non-controlling interest	13.9	12.8	47.3	44.3
Comprehensive income attributable to OCI Resources LP	$13.4	$12.4	$44.4	$26.3
Less: Predecessor comprehensive income prior to initial public offering on September 18, 2013	—	—	—	13.1
Comprehensive income attributable to OCI Resources LP subsequent to initial public offering	$13.4	$12.4	$44.4	$13.2

Net income per limited partner unit subsequent to initial public offering:
Common - Public and OCI Holdings (basic and diluted)	$0.68	$0.62	$2.23	$0.65
Subordinated - OCI Holdings (basic and diluted)	$0.68	$0.62	$2.23	$0.65

Weighted average limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	9.8	9.8	9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8	9.8	9.8	9.8

Cash distribution declared per unit	$0.5315	$0.5000	$2.0565	$0.5707

OCI RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ in millions)	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$31.0	$46.9
Accounts receivable - net	35.5	34.4
Accounts receivable - ANSAC	70.4	58.1
Due from affiliates - net	19.6	20.4
Inventory	43.2	41.7
Other current assets	1.8	1.2
Total current assets	201.5	202.7
Property, plant and equipment - net	245.0	238.0
Other non-current assets	0.9	1.3
Total assets	$447.4	$442.0
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13.1	$13.2
Due to affiliates	7.1	2.3
Accrued expenses	29.5	26.4
Total current liabilities	49.7	41.9
Long-term debt	145.0	155.0
Reclamation reserve	4.2	3.8
Total liabilities	198.9	200.7

Equity:
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at December 31, 2014 and 2013, respectively)	106.3	104.5
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at December 31, 2014 and 2013, respectively)	37.9	36.6
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at December 31, 2014 and 2013, respectively)	3.8	3.8
Accumulated other comprehensive loss	(0.4)	(0.3)
Partners' capital attributable to OCI Resources LP	147.6	144.6
Non-controlling interests	100.9	96.7
Total equity	248.5	241.3
Total liabilities and partners' equity	$447.4	$442.0

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
($ in millions)	2014	2013

Cash flows from operating activities:
Net income	$91.9	$70.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	22.8	23.9
Loss on disposal of assets, net	1.0	—
Equity-based compensation expense	0.4	—
Deferred income taxes	—	0.3
Other non-cash items	(0.2)	—
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - net	(1.1)	0.8
Accounts receivable - ANSAC	(12.3)	(4.2)
Inventory	(1.5)	—
Other current and other non-current assets	—	(2.0)
Due from affiliates - net	0.8	5.5
Increase/(decrease) in:
Accounts payable	(0.1)	0.1
Due to affiliates	4.8	5.6
Accrued expenses and other liabilities	(0.4)	(0.3)
Net cash provided by operating activities	106.1	100.3
Cash flows from investing activities:
Capital expenditures	(27.2)	(16.2)
Net cash used in investing activities	(27.2)	(16.2)
Cash flows from financing activities:
Proceeds from issuance of common units, net of offering costs	—	83.3
Distribution of IPO proceeds to Predecessor and its affiliate	—	(83.3)
Proceeds from issuance of revolving credit facility	—	135.0
Repayments of long-term debt	(10.0)	(32.0)
Distributions to common unitholders	(20.5)	—
Distributions to subordinated unitholders	(20.5)	—
Distributions to general partner	(0.8)	—
Distributions to Predecessor	—	(72.9)
Distributions to non-controlling interest	(43.0)	(90.0)
Net cash used in financing activities	(94.8)	(59.9)
Net (decrease)/increase in cash and cash equivalents	(15.9)	24.2
Cash and cash equivalents at beginning of year	46.9	22.7
Cash and cash equivalents at end of year	$31.0	$46.9

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States or GAAP. We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	27.6	25.4	91.9	70.6
Add backs:
Depreciation, depletion and amortization expense	5.9	5.8	22.4	23.9
Interest expense	1.3	1.1	5.2	2.8
Loss on disposal of assets, net	—	—	1.0	—
Taxes	—	—	—	7.1
Adjusted EBITDA	$34.8	$32.3	$120.5	$104.4
Less: Adjusted EBITDA attributable to non-controlling interest	17.5	16.1	60.8	57.3
Adjusted EBITDA attributable to OCI Resources LP	$17.3	$16.2	$59.7	$47.1
Less: Adjusted EBITDA attributable to Predecessor through September 17, 2013	—	—	—	29.8
Adjusted EBITDA attributable to OCI Resources LP	$17.3	$16.2	$59.7	$17.3

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to OCI Resources LP:
Adjusted EBITDA attributable to OCI Resources LP	$17.3	$16.2	$59.7	$17.3
Less: Cash interest expense, net attributable to OCIR	0.3	0.5	2.2	0.6
Maintenance capital expenditures attributable to OCIR (1)	2.7	2.5	4.4	2.7
Distributable cash flow attributable to OCI Resources LP (2)	$14.3	$13.2	$53.1	$14.0
Cash distribution declared per unit	$0.5315	$0.5000	$2.0565	$0.5707
Total units outstanding	19.976	19.950	19.965	19.950
Total distributions to unitholders and general partner	$10.6	$10.0	$41.1	$11.4

Distribution coverage ratio	1.35	1.32	1.29	1.23

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$19.4	$28.9	$106.1	$100.3
Add/(less):
Amortization of long-term loan financing	(0.1)	—	(0.4)	—
Equity-based compensation expense	(0.1)	—	(0.4)	—
Deferred income taxes	—	—	—	(0.3)
Net change in working capital	14.1	2.3	9.8	(5.5)
Interest expense - net	1.3	1.1	5.2	2.8
Taxes	—	—	—	7.1
Other	$0.2	$—	$0.2	$—
Adjusted EBITDA	$34.8	$32.3	$120.5	$104.4
Less: Adjusted EBITDA attributable to non-controlling interest	17.5	16.1	60.8	57.3
Adjusted EBITDA attributable to OCI Resources LP	$17.3	$16.2	$59.7	$47.1
Less: Adjusted EBITDA attributable to Predecessor through September 17, 2013	—	—	—	29.8
Adjusted EBITDA attributable to OCI Resources LP	$17.3	$16.2	$59.7	$17.3
Less: Cash interest expense, net attributable to OCIR	0.3	0.5	2.2	0.6
Maintenance capital expenditures attributable to OCIR (1)	2.7	2.5	4.4	2.7
Distributable cash flow attributable to OCI Resources LP (2)	$14.3	$13.2	$53.1	$14.0

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

(2) For the year ended December 31, 2013, distributable cash flow attributable to OCIR is calculated for the period from September 18, 2013, the closing date of our IPO, until December 31, 2013.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measures of net income:

	Q1-2014	Q2-2014	Q3-2014	Q4-2014	YTD 2014
($ in millions, except per unit data)

Reconciliation of Adjusted EBITDA to net income:
Net income	$21.6	$21.1	$21.6	$27.6	$91.9
Add backs:
Depreciation, depletion and amortization expense	5.4	5.8	5.3	5.9	22.4
Interest expense	1.2	1.3	1.4	1.3	5.2
Loss on disposal of assets, net	—	—	1.0	—	1.0
Adjusted EBITDA	$28.2	$28.2	$29.3	$34.8	$120.5
Less: Adjusted EBITDA attributable to non-controlling interest	14.3	14.2	14.8	17.5	60.8
Adjusted EBITDA attributable to OCI Resources LP	$13.9	$14.0	$14.5	$17.3	$59.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to OCI Resources LP:
Adjusted EBITDA attributable to OCI Resources LP	$13.9	$14.0	$14.5	$17.3	$59.7
Less: Cash interest expense, net attributable to OCIR	$0.5	$0.8	$0.6	$0.3	$2.2
Maintenance capital expenditures attributable to OCIR(1)	$0.3	$0.8	$0.6	$2.7	$4.4
Distributable cash flow attributable to OCI Resources LP	$13.1	$12.4	$13.3	$14.3	$53.1

Cash distribution declared per unit	$0.5000	$0.5000	$0.5250	$0.5315	$2.0565

Total distributions to unitholders and general partner	$10.0	$10.0	$10.5	$10.6	$41.1

Distribution coverage ratio	1.31	1.24	1.27	1.35	1.29

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Finance and Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 375-2321
AMcCool@ocienterprises.com